Exhibit 99.1
January 31, 2008
Mr. Michael Herring
Chief Financial Officer
Omniture, Inc.
550 East Timpanogos Circle
Orem, UT 84097
Email: mherring@omniture.com
     Subject: Written Consent to Reference Duff & Phelps, LLC in SEC Filings of Omniture, Inc.
Dear Mr. Herring:
     We hereby consent to (i) the inclusion in the Annual Report on Form 10-K of Omniture, Inc. (the “Company”) for the year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2007 and as amended on March 28, 2007, of references to our valuation results, to our valuation reports and to our firm’s name; and (ii) the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about February 1, 2008 with the SEC of such Annual Report on Form 10-K which references our valuation results, our valuation report and our firm’s name.
     In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder. The responsibility for determining fair value rests solely with the Company and our valuation reports were used as part of the Company’s analysis in reaching their conclusion of value.

Sincerely,
/s/ Duff & Phelps LLC
Duff & Phelps, LLC